Prospectus Supplement No. 4	Filed Pursuant to Rule 424(b)(3)
Dated September 14, 2015	Registration No. 333-195783
(to Prospectus dated April 6, 2015)

Ekso Bionics Holdings, INC.

67,134,768 Shares

Common Stock

This prospectus supplement no. 4 (the “Supplement”) supplements information contained in the prospectus dated April 6, 2015, as supplemented by the prospectus supplement no. 1 dated April 23, 2015, the prospectus supplement no. 2 dated May 11, 2015 and the prospectus supplement no. 3 dated August 13, 2015 (collectively, the “Prospectus”), relating to the resale by selling stockholders of Ekso Bionics Holdings, Inc., a Nevada corporation, of up to 67,134,768 shares of our common stock, par value $0.001 per share.  Of the shares being offered, 54,008,968 are presently issued and outstanding and 13,125,800 are issuable upon exercise of common stock purchase warrants. The shares offered by the Prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

This Supplement modifies, supersedes and supplements information contained in the Prospectus with respect to certain selling stockholders. This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 14, 2015

SELLING STOCKHOLDERS

The Company has been notified that the securities issued to selling stockholder Larry Haimovitch have been transferred to the 2000 Separate Property Revocable Trust Larry Haimovitch TTEE U/A/D 5/9/2000. Accordingly, the “Selling Stockholders” table is being amended with respect to the shares previously registered to Larry Haimovitch as follows:

Selling Stockholder	Shares of common stock Beneficially owned Prior to the Offering	Shares of common stock owned Prior to this Offering and Registered hereby	Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby[1]	Shares of common stock Beneficially Owned Upon Completion of the Offering[2]	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering[3]

2000 Separate Property Revocable Trust Larry Haimovitch TTEE U/A/D 5/9/2000119	100,000	100,000	0	0	0

119	Larry Haimovitch is the trustee of the 2000 Separate Property Revocable Trust U/A/D 5/9/2000 and has sole voting and investment power over the shares held thereby.